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                                                                     EXHIBIT 3.1
                         CERTIFICATE OF INCORPORATION
                         ----------------------------

                                      OF
                                      --

                              PIERCE LEAHY CORP.
                              ------------------

               Under Section 402 of the Business Corporation Law
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               I, THE UNDERSIGNED, of the age of eighteen years or over, for the purpose of forming a corporation pursuant to Section 402 of the Business Corporation Law of New York, does hereby certify:

               FIRST:  The name of the corporation is:  PIERCE LEAHY CORP.

               SECOND:  The purposes of which it is formed are:

               To engage in any lawful act or activity for which corporations may be organized under the New York Business Corporation Law provided that the corporation is not formed to engage in any act or activity which requires the consent or approval of any state official, department, board, agency or other body, without such consent or approval first being obtained.

               THIRD: The office of the corporation is to be located in the County of New York, State of New York.

               FOURTH: The aggregate number of shares which the corporation shall have authority to issue is 1,000,000 shares of Class A common stock par value $.01 per share and 1,000,000 shares of Class B common stock par value $.01 per share.

               Each share of Class B common stock shall be in all respects equal to each share of Class A common stock, except that, unless otherwise provided by law, the holders of Class B common stock shall not have any voting rights.

               Except as otherwise provided by law, the holders of Class A common stock shall have exclusive voting rights.

               FIFTH: The Secretary of State is designated as the agent of the corporation, upon whom process against the corporation may be served. The post office address to which the Secretary of State shall mail a copy of any process against the corporation served upon him is:
        c/o CT Corporation System 1633 Broadway, New York, New York 10019.

                SIXTH: No holder of shares of the corporation of any class, now or hereafter authorized, shall have any preferential or preemptive right to subscribe for, purchase or receive any shares of the corporation of any class, now or hereafter.

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        authorized, or any securities convertible into or exchangeable for such shares, or any rights, warrants or options to subscribe for; purchase or receive such shares of convertible or exchangeable securities which may at any time be issued, sold, or offered for sale by the corporation.

               SEVENTH: No director shall be personally liable to the corporation or any of its shareholders for monetary damages for breach of duty as a director, except for liability if judgment or other final adjudication adverse to him establishes that these acts or omissions were in bad faith or involved intentional misconduct or a knowing violation of law or that he personally gained in fact a financial profit or other advantage to which he was not legally entitled or that his acts violated Section 719 of the New York Business Corporation Law. Any repeal or modification of this Article SEVENTH by the shareholders of the corporation shall not adversely affect any right or protection of a director of the corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

               EIGHTH: The name and address of the registered agent which is to be the agent of the corporation upon whom process against it may be served, is CT Corporation System, 1633 Broadway, New York, New York 10019.

               IN WITNESS WHEREOF, I have made and signed this certificate this 6th day of February, 1990 and I affirm the statements contained therein as true under penalties of perjury.


                                                      /s/ Jeanne M. Andrews
                                                     ---------------------
                                                     Jeanne M. Andrews
                                                     12th Floor Packard Building
                                                     15th and Chestnut Streets
                                                     Philadelphia, PA 19102

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